EXHIBIT 3.1

CERTIFICATE OF MERGER

OF

EARLE M. JORGENSEN COMPANY

(a Delaware corporation)

with and into

RSAC ACQUISITION CORP.

(a Delaware corporation)

Pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), RSAC Acquisition Corp., a Delaware corporation (“RSAC”), hereby certifies the following information relating to the merger (the “Merger”) of Earle M. Jorgensen Company, a Delaware corporation (“EMJ”), with and into RSAC:

FIRST: The names and states of incorporation of the constituent corporations (the “Constituent Corporations”) in the Merger are:

Name	State of Incorporation

RSAC Acquisition Corp.	Delaware

Earle M. Jorgensen Company	Delaware

SECOND: The Agreement and Plan of Merger, by and among RSAC, EMJ and Reliance Steel & Aluminum Co. (parent of RSAC), dated as of January 17, 2006 (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been adopted, approved, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: The corporation surviving the Merger (the “Surviving Corporation”) is RSAC.

FOURTH: The certificate of incorporation of RSAC, as in effect immediately prior to the effective time of the Merger, shall be amended to change the name of RSAC to “Earle M. Jorgensen Company.”

FIFTH: The executed Merger Agreement is on file at the principal office of business of the Surviving Corporation whose address is 350 South Grand Avenue, 51st Floor, Los Angeles, California 90071.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

IN WITNESS WHEREOF, RSAC Acquisition Corp. has caused this Certificate of Merger to be executed by its duly authorized officer on April 3, 2006.

RSAC ACQUISITION CORP.

By:	/S/ DAVID H. HANNAH
David H. Hannah, President

CERTIFICATE OF INCORPORATION

OF

RSAC ACQUISITION CORP.

1. The name of the corporation is:

RSAC Acquisition Corp.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is 1,000 and the par value of each of such shares is $.001.

5. The name and mailing address of the incorporator is as follows:

David R. Decker, Esq.

Lord Bissell & Brook LLP

300 South Grand Avenue, 8th Floor

Los Angeles, California 90071

6. The following persons shall serve as directors of the corporation until the first annual meeting of stockholders or until their successors are duly elected and qualify:

Name	Address

David H. Hannah	350 South Grand Avenue, Suite 5100 Los Angeles, California 90071

Gregg J. Mollins	350 South Grand Avenue, Suite 5100 Los Angeles, California 90071

Karla Lewis	350 South Grand Avenue, Suite 5100 Los Angeles, California 90071

7. The corporation is to have perpetual existence.

8. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the corporation.

9. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. Any amendment, repeal or modification of this Section 9 shall not adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal or modification.

10. The corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Any amendment, repeal or modification of this Section 10 shall not adversely affect any right or protection of an officer, director, employee or agent of the corporation existing at the time of such amendment repeal or modification.

The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly have hereunder set my hand this 12th day of January 2006

/S/ DAVID R. DECKER
David R. Decker, Incorporator